TO BE RELEASED	Contact: Rob Jorgenson
9:00 a.m., Tuesday, September 22, 2009	724-465-5448

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held September 21, 2009. The dividend is payable October 23, 2009 to shareholders of record on September 30, 2009. This dividend compares to a common stock dividend of $0.15 per share during the second quarter of 2009 and represents a 4.4 percent annualized yield using the September 21, 2009 closing price of $13.55.

The Board of Directors also approved a change in timing of the declaration and payment of dividends to provide better alignment with quarterly earnings announcements effective for the fourth quarter 2009. This change will result in dividend declaration and payment dates that will be approximately 30 days later than our historical pattern, with the fourth quarter 2009 dividend announced and declared in January 2010, and payment made in February 2010.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

SOURCE: S&T Bancorp, Inc.